Exhibit 10.69

Margaret A. Colon Senior Vice President Chief Administrative Officer Corporate Strategy and Administration	Tel: (703) 918-5210 Fax: (703) 918-5324 margaret_colon@freddiemac.com	8250 Jones Branch Drive MS A38 McLean, VA 22102-3110

July 28, 2005

Mr. Paul G. George
2862 Fairmont Road
Winston-Salem, NC 27106

Dear Mr. George:

I am pleased to offer to you the position of Freddie Mac’s Executive Vice President, Human Resources, reporting to Richard Syron, Freddie Mac’s Chairman and Chief Executive Officer. Should you accept this offer, you will begin your employment with Freddie Mac no later than September 1, 2005. The actual start date is referred to as the “Employment Date.”

This offer of employment is expressly contingent upon:

•	Your execution of the enclosed “Restrictive Covenant and Confidentiality Agreement;”

•	Your ability to verify your eligibility to work in the United States within 3 days of your Employment Date, in compliance with the requirements of the Immigration Reform and Control Act; and

•	Approval of the terms of this offer by Freddie Mac’s Compensation and Human Resources Committee of the Board of Directors.

This letter supersedes any previous communication you have had with Freddie Mac or anyone acting on its behalf concerning the terms and conditions of your employment with Freddie Mac.

I.  Base Salary

Beginning on your Employment Date, your annualized base salary will be $500,000 (which is approximately $41,667 per month). The Corporation’s pay dates are the 15th and the last working day of each month. All employees receive performance evaluations in accordance with Freddie Mac’s corporate merit review program. Freddie Mac has the sole discretion and absolute authority in determining whether, and to what extent, performance against criteria has been achieved with respect to any particular period, and whether to implement a salary adjustment.

II.  Short-Term and Long-Term Performance-Based Incentives

You will be eligible for consideration for a discretionary short-term performance-based incentive bonus which, if received, will be based on Freddie Mac’s assessment of your performance against objectives, as well as the performance of the company and your division, and your performance relative to others. Your target bonus for 2005 performance (payable in 2006) is equal to 100% of your bonus eligible earnings with a guaranteed minimum of $200,000. Under the current terms of

Mr. Paul George — Offer Letter
July 27, 2005

the company’s bonus program, you could receive a bonus ranging from 0% to 200% of your target. Although Freddie Mac currently pays such bonuses in cash, any such payment, if made, shall be subject to corporate executive compensation plans, practices, and policies in effect as of the date of payment.

You also will be eligible in 2006 for consideration for a long-term performance-based incentive award. Although such awards currently are made in a combination of restricted stock units and stock options and your target amount for this incentive is 250% of your base salary, all aspects of this award, including vesting schedule, the number of units and/or shares subject to the grants, shall be subject to the corporate plans, practices, and policies in effect at the time of the grant.

III.  One-Time Sign-On Cash Bonus

Subject to your beginning employment with Freddie Mac, you will receive a one-time sign-on bonus in cash of $250,000. This cash bonus will be paid to you in your first full semi-monthly paycheck, and will be subject to such withholdings as Freddie Mac determines are required by law. You will be required to repay this sign-on bonus in full in the event that, prior to the first anniversary of your Employment Date, you terminate your employment with Freddie Mac for any reason or Freddie Mac terminates your employment for a “Loss of Confidence” (as such term is defined in Freddie Mac Policy 3-254.1 – Officer Severance), or for violating any standard of conduct, attendance, or behavior detailed in Exhibit A to Freddie Mac Policy 3-214 (Progressive Discipline). These policies, like all Freddie Mac policies, may be modified from time-to-time, and the policy in effect at the time of any event triggering termination will govern. The most recent copy of each policy is enclosed for your review.

IV.  One-Time Sign-On Grant of Restricted Stock Units

Subject to your beginning employment with Freddie Mac, you also will receive a one-time long-term incentive grant of restricted stock units with a total dollar value of $1 million. You will be awarded this grant at the next meeting of the Compensation and Human Resources Committee. The number of units you receive will be calculated by dividing $1 million by the [Fair Market Value] (as defined in Freddie Mac’s 2004 Stock Compensation Plan) of a share of Freddie Mac common stock on the date the Compensation and Human Resources Committee designates as the grant date (the “Grant Date”).

The restrictions applicable to this one-time restricted stock units will lapse pursuant to the following schedule: 25% on the first anniversary of the Grant Date; 25% on the second anniversary of the Grant Date; 25% on the third anniversary of the Grant Date; and 25% on the fourth anniversary of the Grant Date. The grant will be subject to the terms of the 2004 Stock Compensation Plan, the resolution approving the grant, and the grant agreement. Included in the grant agreement will be a provision concerning repayment/forfeiture of the stock grant in the event you violate the provisions of the Restrictive Covenant and Confidentiality Agreement.

V.  Other Benefits

You will be eligible to participate in all employee benefits plans pursuant to the terms of those plans (as may be modified or terminated from time to time by Freddie Mac in its sole discretion).

Mr. Paul George — Offer Letter
July 27, 2005

In your first calendar year of employment, you will accrue vacation at the rate of fifteen days annually, which will be prorated based on your Employment Date. We currently provide 10 days of vacation to full-time employees in their second calendar year of employment, with an option to purchase up to 15 additional days on a pre-tax basis through our cafeteria plan, for a combined maximum of 25 days starting in your second calendar year of employment. Freddie Mac provides pre-tax dollars to subsidize the purchase of five of these additional days in the second year of employment. For 2005, a total of 10 leave days will be provided to you (4 vacation days accrued based upon your start date and 6 discretionary leave days). Of course, Freddie Mac’s vacation policy and cafeteria plan may change from time to time.

VI.  Relocation Assistance

Freddie Mac will provide you with relocation assistance, subject to the terms of Freddie Mac’s relocation agreement that you will be requested to sign. As part of this assistance, Freddie Mac will provide to you up to 120 days of temporary housing, and two trips per month for you and your spouse for the first four months to facilitate your search for a house. More details concerning your relocation assistance will follow under separate cover from Emily Stover, Relocation Program Manager. Should you have questions regarding those benefits, please call Emily at (703) 918-5776.

VII.  Confidentiality

Subject to Paragraph IV (D) of the enclosed “Restrictive Covenant and Confidentiality Agreement,” you agree that prior to, during and after the cessation of your employment for any reason, you will not disclose the existence of any information about this letter to any person other than your attorney, accountant, tax advisor or members of your immediate family, and then only if they agree to keep such information confidential. Please also note that your continuing obligation to treat as confidential certain information that you use, receive or access during the course of your employment is covered in the attached “Restrictive Covenant and Confidentiality Agreement.”

VIII.  Code of Conduct and Investment Limitations Policy

As a Freddie Mac employee, you will be subject to Freddie Mac’s Code of Conduct (“Code”) and to Freddie Mac’s Investment Limitations Policy, dated April 8, 2004, that, among other things, limit the investment activities of Freddie Mac employees. We expect that you will fully comply with the Code and the policy, copies of which are enclosed for your review.

You should consult with Freddie Mac’s Chief Compliance Officer as soon as possible about any investments that you or a “covered household member” may have that may be prohibited by the Investment Limitations Policy. “Covered household member” is defined in the policy. You also should disclose any other matter or situation that may create a conflict of interest as such term is defined in the Code.

In addition, prior to beginning employment, please provide to Freddie Mac’s Human Resources Division copies of any employment, confidentiality or stock grant agreements to which you may be currently subject and that may affect your future employment, solicitation, or recruiting activities, so that we can ensure that your employment with Freddie Mac and conduct as a Freddie Mac employee are not inconsistent with any of their terms.

Mr. Paul George — Offer Letter
July 27, 2005

IX.	Employment-At-Will

Except as set forth in Paragraph III regarding the terms and conditions of your one-time sign-on cash bonus, in Paragraph IV regarding the terms of your one-time sign-on grant of restricted stock units, and Paragraph X regarding the applicability of the law of the Commonwealth of Virginia, nothing in this letter sets forth any express or implied contractual obligations on the part of either Freddie Mac or you to continue employment for a specified or agreed-upon duration. Freddie Mac retains the right to change any other terms and conditions of your employment, including any benefits offered, at any time in its sole discretion. Freddie Mac and you each retain the right to terminate your employment at any time for any reason with or without cause. In the event you terminate your employment with Freddie Mac at any time for any reason, your salary will terminate as of the date of your termination. If Freddie Mac terminates your employment, your salary will cease as of the date of your termination and you will be entitled to cash severance (if any) in accordance with the terms of the attached “Restrictive Covenant and Confidentiality Agreement”

X.	Other Matters

Your employment, this letter, and the matters addressed in it, will be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its conflict-of-laws provisions.

By signing and returning a copy of this letter and the enclosed “Restrictive Covenant and Confidentiality Agreement,” you acknowledge that you have been given an opportunity for your legal, tax, and/or financial advisors to review this letter and enclosed Restrictive Covenant and Confidentiality Agreement, and that the provisions are reasonable.

On your first day of work (or soon thereafter), you will be invited to attend an orientation on applicable benefits and compensation programs.

Please return to me, one executed copy of this letter. We are delighted that you have decided to join Freddie Mac and look forward to your becoming a valuable member of the team.

Sincerely,

/s/  Margaret A. Colon
Margaret A. Colon
SVP, Chief Administrative Officer

Signed and Agreed to:	/s/ Paul G. George	July 29, 2005

Date
Enclosures